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                                                                     Exhibit 5.1

              [Letterhead of Goodwin Procter LLP]

                                     January 3, 2001



Washington Trust Bancorp, Inc.
23 Broad Street
Westerly, Rhode Island 02891

Re:  Registration Statement on Form S-4

Ladies and Gentlemen:

         We have acted as counsel to Washington Trust Bancorp, Inc., a Rhode Island corporation (the "Corporation"), in connection with the filing of a Registration Statement on Form S-4 (the "Registration Statement") for the registration of up to 1,265,205 shares of common stock, par value $.0625 per share (the "Common Stock"), of the Corporation under the Securities Act of 1933, as amended (the "Act"). In this capacity, we have reviewed the Charter of the Corporation as certified by the Secretary of State of the State of Rhode Island, the Registration Statement, including the exhibits thereto, the corporate proceedings of the Board of Directors of the Corporation relating to the authorization of the issuance of the Common Stock and the merger (the "Merger") of First Financial Corp., a Rhode Island corporation ("First Financial"), with and into the Corporation, and such certificates and other documents as we deemed necessary or advisable for the purpose of giving the opinion contained herein.

         Members of our firm are admitted to the Bar of The Commonwealth of Massachusetts and certain other jurisdictions; however, we express no opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America and the Commonwealth of Massachusetts. We note that the Corporation is organized under the laws of the State of Rhode Island. Accordingly, we have assumed that the law of that state is identical to the law of The Commonwealth of Massachusetts in all relevant respects and the opinion expressed below is subject to such assumption.

         Based on the foregoing, we are of the opinion that, upon approval of the Merger and the matters and transactions contemplated by the Agreement and Plan of Merger, dated as of November 12, 2001, by and among the Corporation and First Financial, by the shareholders of First Financial in accordance with the terms and conditions set forth in the Registration Statement, the filing of the Articles of Merger with the Secretary of State of the State of Rhode Island, and the issuance and delivery of the Common Stock to the shareholders of First Financial pursuant to the Merger, the Common Stock will be duly authorized, validly issued, fully paid and non-assessable.

         The opinion expressed in this letter is limited to the matters set forth herein, and no other opinions should be inferred beyond the matters expressly stated. This letter and the opinion expressed herein are being furnished to you for your benefit and may not be circulated, quoted from or otherwise referred to by any other person or for any other purpose without our prior written consent.

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         We hereby consent to the filing of this letter as an exhibit to the
Registration Statement and to the reference to us under the heading "Legal Matters" in the Proxy Statement/Prospectus contained therein. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.


                                             Very truly yours,



                                             /s/ Goodwin Procter LLP